SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant       [x]

Filed by a Party other than the Registrant   [ ]

Check the Appropriate box:


[ ]     Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[x]     Definitive Proxy Statement

[ ]     Definitive Additional Materials

[ ]     Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                           BURLINGTON INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
                                      ----
[x]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:

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     2)  Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined:

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     4)  Proposed maximum aggregate value of transaction:

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     5)  Total fee paid:

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[ ]    Fee paid previously with preliminary materials.

[ ]   Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously./ Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

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     2)  Form, Schedule or Registration Statement No.:

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     3)  Filing Party:

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     4)  Date Filed:

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


        [Burlington logo] BURLINGTON INDUSTRIES, INC.
                           3330 West Friendly Avenue
                        Greensboro, North Carolina 27410

                                                              December 16, 1997

Dear Stockholder:

     We cordially invite you to attend your Company's 1998 Annual Meeting of Stockholders on Wednesday, February 4, 1998. The meeting will be held at Corporate Headquarters in Greensboro, North Carolina and will begin at 9:30 a.m.

     The formal notice of meeting, proxy statement and form of proxy accompany this letter and describe in detail the matters to be acted upon at the meeting.

     As a stockholder, your vote is important. We urge you to execute and return your proxy promptly whether or not you plan to attend so that we may have as many shares as possible represented at the meeting. Returning your completed proxy will not prevent you from voting in person at the meeting if you wish to do so.

     On behalf of your Board of Directors, thank you for your continued support and interest in Burlington Industries, Inc.


                                  Sincerely,


    /s/ Frank S. Greenberg                     /s/ George W. Henderson

    Frank S. Greenberg                         George W. Henderson, III
    Chairman of the Board                      President and Chief
                                               Executive Officer

        [Burlington logo] BURLINGTON INDUSTRIES, INC.
                           3330 West Friendly Avenue
                        Greensboro, North Carolina 27410


--------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          to be held February 4, 1998
--------------------------------------------------------------------------------

                                                              December 16, 1997


To the Holders of Common Stock of
 BURLINGTON INDUSTRIES, INC.

     The 1998 Annual Meeting of Stockholders of Burlington Industries, Inc. will be held at the principal executive offices of the Corporation, 3330 West Friendly Avenue, Greensboro, North Carolina on Wednesday, February 4, 1998, at 9:30 a.m. for the following purposes:

    1. To elect two Class III Directors to serve for a three-year term and until the election and qualification of their respective successors;

    2. To consider and act upon the selection of independent public accountants to audit the books and accounts of the Corporation for the 1998 fiscal year; and

    3. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

     Only the holders of record of Common Stock of the Corporation as of the close of business on December 8, 1997, will be entitled to notice of and to vote at the meeting.


                                      By Order of the Board of Directors,

                                      /s/ Barbara K. Eisenberg
                                      Barbara K. Eisenberg
                                      Vice President and Secretary




                       IMPORTANT--YOUR PROXY IS ENCLOSED

     Stockholders are requested to complete, sign, date and promptly return the enclosed Proxy in the envelope provided. No postage is required for mailing in the United States.

                          BURLINGTON INDUSTRIES, INC.

                           3330 West Friendly Avenue
                                  Greensboro,
                             North Carolina 27410

                       --------------------------------
                                PROXY STATEMENT
                       --------------------------------

               Annual Meeting of Stockholders, February 4, 1998

     The enclosed Proxy is solicited on behalf of the Board of Directors of Burlington Industries, Inc. (hereinafter referred to as "Burlington" or the "Corporation") and is revocable at any time before it is exercised by written notice to the Secretary of the Corporation, by submission of a Proxy bearing a later date or by voting in person at the Meeting. Unless revoked, properly executed and returned Proxies will be voted as specified thereon. The enclosed proxy will also serve as confidential voting instructions with respect to the Corporation's Employee Stock Ownership Plan (the "ESOP"). If voting instructions from an ESOP participant have not been received by the Trustee of the ESOP by 5:00 p.m. EST on February 3, 1998, the Trustee will not vote the shares allocated to such participant's ESOP account. This Proxy Statement and the accompanying form of Proxy are being mailed to stockholders on or about December 16, 1997.

     The cost of soliciting Proxies will be borne by the Corporation. Solicitation may be made by the Corporation's officers, Directors or employees, personally or by telephone or telecopier. In addition, the Corporation has retained Morrow & Company, Inc. to assist in the solicitation of Proxies and will pay that firm a fee estimated not to exceed $4,500 plus out-of-pocket expenses. The Corporation will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding soliciting materials to the beneficial owners of Common Stock of the Corporation.

     On December 8, 1997, the record date for the 1998 Annual Meeting of Stockholders, there were outstanding 56,623,310 shares of common stock, par value $.01 per share ("Common Stock"), having one vote each. Only holders of Common Stock of record at the close of business on December 8, 1997 will be entitled to vote at the Meeting.


1. Election of Directors

     The Corporation's Restated Certificate of Incorporation and Bylaws provide that the number of Directors, as determined from time to time by the Board of Directors, shall be not less than three nor more than fifteen. The Board of Directors has currently fixed the number of Directors at nine. The Restated Certificate of Incorporation and Bylaws fur-ther provide that Directors shall be divided into three classes (Class I, Class II and Class III) serving staggered three-year terms, with each class to be as nearly equal in number as possible.

     In accordance with the recommendation of its Nominating Committee, the Board of Directors has nominated John G. Medlin, Jr. and Nelson Schwab III for election as Class III Directors for a term expiring at the 2001 Annual Meeting and in each case until their respective successors are elected and qualified. Both nominees are currently Directors of the Corporation whose terms expire at the 1998 Annual Meeting. Mr. Greenberg, a Director and Chairman of the Board, has indicated his intention to retire from the Corporation's Board of Directors when his term of office expires at the 1998 Annual Meeting, and, accordingly, he has requested not to stand for reelection. The Corporation acknowledges with admiration and gratitude the outstanding contributions Mr. Greenberg has made to Burlington's success during his 48-year career, including ten years as President and Chief Operating Officer, eight years as Chairman and Chief Executive Officer and three additional years as Chairman of the Board after he retired as Chief Executive Officer. His wisdom and expertise will be greatly missed.

     The Board of Directors has announced its intention to elect George W. Henderson, III, a Director and President and Chief Executive Officer of the Corporation, Chairman of the Board and Chief Executive Officer, on February 4, 1998. Other Directors who are remaining on the Board will continue in office in accordance with their previous elections until the expiration of their terms at the 1999 or 2000 Annual Meeting, as the case may be. Effective upon the completion of elections of Directors at the 1998 Annual Meeting of Stockholders, the Board of Directors has fixed the number of Directors at eight persons.

     It is the intention of the persons named in the enclosed form of Proxy to vote such Proxies for the election of the nominees listed herein. The proposed nominees are willing to be elected and serve, but in the event any nominee at the time of election is unable to serve or is otherwise unavailable for election, it is intended that votes will be cast pursuant to the accompanying Proxy for substitute nominees designated by the Board of Directors, unless the Board of Directors reduces the number of Directors to be elected. The Board of Directors is not aware of any circumstances under which the proposed nominees would decline or become unable to serve.


Information about Nominees and Directors

     The following information is furnished for each person who is nominated for election as a Director or who is continuing as an incumbent Director: name; age; whether such person is a nominee for election ("Nominee") or an incumbent Director whose term does not expire at the 1998 Annual Meeting ("Incumbent"); how long he has served as a Director of the Corporation; the year in which his term is to expire; principal occupation and employment during the past five years; boards of directors of other publicly-owned companies on which he serves; and Committees of the Board of the Corporation of which he is a member.

JOSEPH F. ABELY, JR., 68     Incumbent     Term Expires in 1999

     Mr. Abely is the retired Chairman of the Board, Chief Executive Officer and Director of Sea-Land Corporation, an international transportation company. He is a Director of C.R. Bard, Inc. and Perkin-Elmer Corporation. He has been a Director of the Corporation since 1992, and served as a Director of the Corporation's predecessor, Burlington Industries, Inc., from 1979 until 1987. He is Chairperson of the Compensation and Benefits Committee and a member of the Audit, Executive and Nominating Committees of the Board.

JOHN D. ENGLAR, 50     Incumbent     Term Expires in 2000

     Mr. Englar has been Senior Vice President, Corporate Development and Law of the Corporation since 1995. Prior thereto he was Senior Vice President, Finance and Law (from 1993) and Chief Financial Officer of the Corporation (from 1994). He was Vice President and General Counsel of the Corporation for more than five years prior to 1994 and Secretary for more than five years prior to 1993. Mr. Englar is Chairperson of the Investment Committee of the Board. He has been a Director of the Corporation since 1990.

GEORGE W. HENDERSON, III, 49     Incumbent     Term Expires in 1999

     Mr. Henderson has been Chief Executive Officer of the Corporation since 1995 and President and Chief Operating Officer since 1993. Mr. Henderson is also a Director of Jefferson Pilot Corporation, The Research Triangle Foundation of North Carolina and Wachovia Corporation. Mr. Henderson is a member of the Executive Committee of the Board. He has been a Director of the Corporation since 1990.

DAVID I. MARGOLIS, 67     Incumbent     Term Expires in 1999

     Mr. Margolis has been Chairman of the Executive Committee of Coltec Industries Inc ("Coltec"), a manufacturer of aerospace, automotive and industrial products, since 1995. He had been Chairman of the Board and Chief Executive Officer of Coltec for more than five years prior thereto. Mr. Margolis has been a Director of the Corporation since 1992. He is Chairperson of the Audit Committee and a member of the Compensation and Benefits, Executive and Nominating Committees of the Board.

JOHN G. MEDLIN, JR., 64     Nominee     Term Expires in 1998

     Mr. Medlin is Chairman of the Board of Directors of Wachovia Corporation, a bank holding company. He retired from management of

Wachovia Corporation at the end of 1993, after seventeen years as Chief Executive Officer. Mr. Medlin is also a director of BellSouth Corp., Media General, Inc., Nabisco Holdings Corp., National Service Industries, Inc., RJR Nabisco Holdings Corp. and US Airways Group, Inc. Mr. Medlin is Chairperson of the Nominating Committee and a member of the Audit, Compensation and Benefits and Executive Committees of the Board. Mr. Medlin has been a Director of the Corporation since 1994.

NELSON SCHWAB III, 52     Nominee     Term Expires in 1998

     Mr. Schwab is co-founder of Carousel Capital, a merchant banking firm, and has been Managing Director since its inception in 1996. He was Chairman and Chief Executive Officer of Paramount Parks Inc., owner of theme amusement parks, from 1992 until 1995. He is also a Director of Summit Properties, Inc. and First Union National Bank of North Carolina. He has been a Director of the Corporation since 1995. Mr. Schwab is a member of the Audit, Compensation and Benefits, Investment and Nominating Committees of the Board.

ABRAHAM B. STENBERG, 62     Incumbent     Term Expires in 2000

     Mr. Stenberg was elected Vice Chairman of the Corporation in November 1997. Prior thereto he was an Executive Vice President of the Corporation (from
1993) and President and Chief Operating Officer of the Burlington Interior Furnishings Group (from 1995). Mr. Stenberg has been a Director of the Corporation since 1990. He is a member of the Investment Committee of the Board.

JOHN F. WARD, 54     Incumbent     Term Expires in 2000

     Mr. Ward has been President of J.F. Ward Group, Inc., a consulting company, since 1996. For more than four years prior thereto, he was Senior Vice President of Sara Lee Corporation and Chief Executive Officer of its Hanes Group. He has been a Director of the Corporation since June 1997. Mr. Ward is a member of the Audit and Nominating Committees of the Board.


Certain Committees of the Board

     Included in the committees of the Corporation's Board of Directors are Audit, Compensation and Benefits and Nominating Committees. The members of these Committees have been identified above. During the 1997 fiscal year, the Board met six times, the Audit Committee met three times and the Compensation and Benefits Committee and the Nominating Committee each met five times.

     The Audit Committee's principal responsibilities consist of recommending the selection of independent auditors, reviewing the scope of the audit conducted by such auditors, as well as the results of the audit itself, reviewing the Corporation's internal audit staff function and reviewing with appropriate officers of the Corporation matters relating to financial reporting and to accounting and auditing procedures and policies generally. It also submits to the Board of Directors recommendations with respect to financial reporting, accounting practices and policies and other appropriate matters.

     The Compensation and Benefits Committee has authority to formulate and give effect to policies respecting salary, compensation and other matters relating to employment of executive officers with the Corporation, including, without limitation, incentive compensation plans for such persons. The Committee also reviews and makes recommendations with respect to pension, profit sharing and other compensation plans of the Corporation.

     The Nominating Committee's responsibilities are to review the size and composition of the Board and the qualifications of possible candidates for the Board and, as a result, to make recommendations respecting nominees to be proposed for election. In addition, it is authorized to evaluate the existence, composition and membership of the Committees of the Board of Directors and to recommend a successor to the Chief Executive Officer in the event of a vacancy. The Committee will consider recommendations made in writing by stockholders respecting possible candidates for the Board of Directors to be elected at the 1999 Annual Meeting. Such recommendations must be received by the Secretary of the Corporation not later than the latest date on which such stockholder could otherwise nominate such person for Director pursuant to the Corporation's Bylaws, and must include a written consent of the possible candidate to be considered for a nomination. The procedure for nominating candidates for Director is described under "Proposals of Stockholders" below.

                   Security Ownership of Certain Beneficial
                             Owners and Management

     The following Table sets forth, as of November 28, 1997, information with respect to each person known to the Corporation (based on public filings) to be the beneficial owner of more than five percent of the outstanding shares of Common Stock. Beneficial ownership disclosed in the Tables in this section has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

                                         Amount and Nature of      Percent
Name and Address of Beneficial Owner     Beneficial Ownership     of Class
--------------------------------------   ----------------------   ---------
Wellington Management Company                  5,989,300(a)         9.5%
75 State Street
Boston, MA 02109

MacKay-Shields Financial Corporation           4,142,400(b)         6.5%
9 West 57th Street
New York, NY 10019

                                         Amount and Nature of      Percent
Name and Address of Beneficial Owner     Beneficial Ownership     of Class
--------------------------------------   ----------------------   ---------
FMR Corp.                                      3,390,900(c)         5.4%
82 Devonshire Street
Boston, MA 02109

-----------------------
(a) According to information provided by Wellington Management Company ("Wellington"), Wellington has no voting power and sole investment power with respect to all of the above-listed shares.

(b) According to information provided by MacKay-Shields Financial Corporation ("MSF"), MSF has shared voting and investment power with respect to all of the above-listed shares.

(c) According to information provided by FMR Corp., FMR Corp. has no voting power and sole investment power with respect to all of the above-listed shares.

     The following Table sets forth the number of shares of Common Stock beneficially owned, as of November 28, 1997, by each Director and each nominee for Director, by each of the named executive officers of the Corporation (as defined in "Executive Compensation--Summary Compensation Table") and by all Directors and executive officers of the Corporation as a group.

                                            Amount and Nature of        Percent
Name of Beneficial Owner                   Beneficial Ownership(a)     of Class
----------------------------------------   -------------------------   ---------
Joseph F. Abely, Jr.                             10,000(b)             *%
John D. Englar                                  201,883(c)             *
Frank S. Greenberg                              522,713(b)(c)          *
George W. Henderson, III                        475,373(c)             *
Bernard A. Leventhal                            328,262(c)             *
David I. Margolis                                19,000(b)             *
John G. Medlin, Jr.                               8,000(b)             *
Nelson Schwab III                                 3,750(b)             *
Abraham B. Stenberg                             307,000(c)             *
John F. Ward                                      2,500(b)(d)          *
Gary P. Welchman                                289,364(c)             *
All Directors and executive officers as
  a group (17 persons), including
  the above                                   2,362,265(b)(c)          3.7%

-----------------------
* Represents less than 1% of the class.

(a) Unless otherwise indicated in a footnote below, each Director and named executive officer possesses sole voting and sole investment power with respect to the shares shown in the Table above.

(b) Includes 9,000 shares each held in the names of Messrs. Abely and Margolis, 6,000 shares held in the name of Mr. Medlin, 3,000 shares held in the name of Mr. Greenberg, 3,750 shares held in the name of Mr. Schwab and 1,500 shares held in the name of Mr. Ward under the Stock Plan for Non-Employee Directors, as to which such persons possess voting power but not investment power.

(c) Included for executive officers of the Corporation are shares in which they have voting power, but not investment power, under the Burlington Industries, Inc. Employee Stock Ownership Plan ("ESOP"). Also included are shares not currently owned but which are issuable upon exercise of stock options under the Burlington Industries,

    Inc. Amended and Restated 1990 Equity Incentive Plan (the "1990 Equity Incentive Plan") and the Burlington Industries, Inc. 1992 Equity Incentive Plan (the "1992 Equity Incentive Plan"), which are currently exercisable, as follows: Mr. Englar, 131,527 shares; Mr. Greenberg, 341,402 shares; Mr. Henderson, 289,762 shares; Mr. Leventhal, 205,428 shares; Mr. Stenberg, 205,428 shares; Mr. Welchman, 216,527 shares; and all executive officers and Directors as a group (10 persons), 1,497,746 shares. The Table above also includes unvested shares of restricted stock granted under the 1992 Equity Incentive Plan as to which such persons possess voting power but not investment power, as follows: Mr. Englar, 10,000 shares; Mr. Henderson, 45,000 shares; and all executive officers and Directors as a group, including Messrs. Englar and Henderson (3 persons), 65,000 shares.

(d) Includes 1,000 shares owned jointly by Mr. Ward and his wife.

Compensation of Directors

     An annual fee of $30,000 is paid to each Director who is not an employee of the Corporation. No separate attendance fees are paid with respect to participation in and attendance at Board of Directors or Committee meetings. No fees are paid to employee Directors for their services in such capacity. Directors may participate, along with all other employees of the Corporation, in the Corporation's matching charitable gifts program to qualifying educational institutions.

     A non-employee Director may elect to defer receipt of all or a portion of his cash director's fees until the earlier of his termination of Board service, the date specified by the Director or his death. The Director selects whether his deferred account (which is unfunded) is credited with phantom stock of the Corporation or interest at a rate established by the Corporation's Board of Directors. The current interest rate is the four quarter moving average of Moody's Domestic Corporate Bond Yield. Deferred accounts are paid in cash in either a lump sum or in installments over a period not exceeding five years, as the Compensation and Benefits Committee of the Board may determine. The Compensation and Benefits Committee may accelerate payment of deferred amounts upon a change of control of the Corporation (as defined in such Deferred Compensation Plan).

     Directors who are not employees of the Corporation also are awarded grants of restricted shares of Common Stock under the Stock Plan for Non-Employee Directors. Pursuant to this Plan, each non-employee Director receives a grant of 1,500 shares of Common Stock with respect to each year of service as a Director. Each annual stock grant will vest upon the completion of the year of service with respect to which such grant has been made. Such stock grants are subject to (a) restrictions on transfer and other disposition until completion of the Director's service on the Board, and (b) forfeiture in whole or in part of unvested share awards in the event that the Director fails to complete the related year of service. Under the Plan, Messrs. Abely, Greenberg, Margolis, Medlin, Schwab and Ward were each granted 1,500 shares of Common Stock in 1997, which will vest upon completion of the Board year of service ending on February 4, 1998.

                     REPORT OF THE COMPENSATION AND BENEFITS
                      COMMITTEE ON EXECUTIVE COMPENSATION

Compensation Philosophy

     The Corporation's executive compensation program is designed to achieve superior operating performance, thereby maximizing stockholder value, and to attract, retain and motivate a highly qualified senior management team which is critical to the Corporation's long-term success. The Compensation and Benefits Committee (the "Committee") believes that these objectives can best be obtained by directly tying executive compensation to meeting annual and long-term financial performance goals and to appreciation in the Corporation's stock price.

     In line with these objectives, the total compensation program for the Corporation's executive officers consists of three components:

     1. Base salary.

     2. Annual incentive compensation consisting of a cash bonus if designated financial performance objectives are achieved.

     3. Long-term equity incentives composed of stock options and performance unit awards based on achieving cumulative long-term financial objectives ("Performance Units").

     To support these fundamental principles, the portion of executives' compensation related to annual incentive compensation and equity-based long-term incentive plans is designed to be significant in relation to base salary, especially for senior executives.

The Committee

     The Committee establishes compensation objectives and policies for executive officers, sets compensation payable to executive officers under those policies, administers the 1995 Equity Incentive Plan and has general oversight responsibility for incentive compensation and benefit plans. The Committee is entirely composed of independent, non-employee Directors. The Committee uses independent compensation consultants and compensation surveys furnished and evaluated by such consultants to provide advice and data to assist it in developing compensation that is competitive with other similarly-situated United States industrial companies and which reinforce the Corporation's objective of aligning executive compensation with the interests of the Corporation's stockholders.

Base Salary

     The base salary of the Corporation's executive officers is determined by evaluating the responsibilities of the position and individual performance. A salary range is established for each position based on survey information of salary levels of similarly-situated U.S. industrial companies, which the Corporation regards as the competitive marketplace for executive talent. Because of the Corporation's size and diversification, the Committee has not limited these comparisons to companies in the U.S. textile industry or companies reflected in the Stock Performance Graph set forth below. These salary ranges are reviewed on an annual basis and adjusted when appropriate. Generally, base salary for executive officers is targeted at the mid-point of the range. Actual salaries paid to the Corporation's executive officers are positioned within the salary range for their position based upon their level of experience and performance. In fiscal year 1997, Mr. Henderson and the other named executive officers received salary increases; no salary increases had been received by the named executive officers in fiscal year 1996. Mr. Henderson's salary is below the median of salaries for chief executive officers of industrial companies in the United States.

Annual Incentive Bonus

     The Corporation's 1997 Annual Incentive Plan ("1997 Plan") (in which approximately 200 senior managers participated) provides for an annual bonus based on achieving certain EBITDA levels (operating earnings before interest, taxes, depreciation and amortization) and to a lesser extent working capital performance measurements, established for each division (corporate EBITDA goals are used in the case of Mr. Henderson and other corporate staff participants).

     Bonus awards are earned in proportion to the achievement of divisional (or corporate) performance goals and, if threshold targets are met, will be based on varying percentages (previously established by the Committee) of base salary, depending on the Committee's determination of the executive officer's level of contribution to the business unit's performance. The 1997 Plan is positioned so that bonuses paid at target performance levels are at the median range of annual incentive awards for similarly-situated U.S. industrial companies. Aggregate payments under the 1997 Plan were capped at 3.0% of EBITDA. The Committee reviewed and approved each of the performance standards for the Corporation, individual divisions and individual executive officers and, based upon advice of an independent compensation consultant, believes they are reasonable.

     Although the Corporation's earnings in fiscal year 1997 were higher than earnings for the prior fiscal year, several of the Corporation's divisions did not achieve the goals set for the 1997 fiscal year under the 1997 Plan. Accordingly, bonuses under the 1997 Plan paid to Mr. Henderson and the other named executive officers (other than Mr. Welchman) and to most of the Corporation's executive officers were earned at lower levels than in prior years. Mr. Henderson's award of $350,000 under the 1997 Plan was 30% less than his bonus award in 1996.

     In order to more directly link incentive compensation with shareholder value, the Committee has changed the measurements of corporate performance in the annual incentive plan for fiscal year 1998 to earnings per share (operating earnings before interest and taxes for divisional participants) and return on invested capital.

Long-term Incentives

     The Corporation provides long-term, stock-related incentives to key executives and employees (including the named executive officers) under the 1995 Equity Incentive Plan. Awards under the 1995 Equity Incentive Plan consist of stock options to purchase shares of Common Stock and Performance Units dependent upon achievement of specified performance goals. The 1995 Equity Incentive Plan permits awards of restricted shares of Common Stock, although the Committee has not made any such awards and does not plan to do so other than in exceptional circumstances (e.g. new hires if the situation requires).

     Awards were granted principally in fiscal year 1996 and, other than in connection with the assumption of additional responsibilities and new hires, no awards were made in fiscal year 1997. The awards were designed to further align management's incentives with the interests of the Corporation's stockholders and to reward executives for increases in stockholder value. The Performance Units awarded are dependent upon achievement of targets based upon performance goals measured by both divisional or corporate cumulative earnings before interest and taxes ("EBIT") and return on invested capital ("ROI"), each over the three-year period of fiscal years 1996, 1997 and 1998 (the "Performance Goals"). The Performance Goals are "stretch goals" in that the targets have been set at levels higher than those ever attained by the Corporation during any three-year period and both EBIT and ROI targets must be achieved. The Committee believes that using EBIT and ROI as the Performance Goals will more directly tie the executives' and key employees' compensation to the Corporation's objectives of growth, profitability and return on stockholders' investment. Performance Units which are earned will be payable in three annual installments, commencing in November 1998, in Common Stock valued at the prevailing market price on the date of payment of the installment.

     The stock options awarded were granted at the fair market value on the grant date and, therefore, will only have value to the extent the Common Stock increases in value over the exercise price. The stock options vest in five years from the date of grant, but to further emphasize the importance of achieving the Performance Goals, the vesting schedule will be accelerated if the target Performance Goals or average stock price triggers are achieved.

     The 1995 Equity Incentive Plan is positioned so that targeted awards are at the lower median range of awards for similarly-situated

United States industrial companies. With respect to Performance Units, targets for each executive officer were established based upon varying percentages (previously established by the Committee) of base salary depending upon the Committee's determination of the participant's level of contribution to achieving the Performance Goals.

     Awards under the 1995 Equity Incentive Plan were designed to be multiple year, not annual, awards to give executives incentives to have their business units achieve superior performance over a three-year period, not to have their performance focused only on annual results. Awards outstanding under the 1995 Equity Incentive Plan are subject to vesting schedules ranging from three to five years, designed to retain key executives and employees in the Corporation's employ. The Committee believes that these schedules are considerably longer than is customary.

Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the tax deductibility of certain compensation exceeding $1.0 million per year paid to a company's chief executive officer and its four other highest paid executive officers in office at fiscal year end. The Corporation believes that the impact, if any, of such limitation is immaterial to the Corporation with respect to fiscal year 1997. The 1995 Equity Incentive Plan was structured so as to preserve the tax deduction for performance-based compensation paid thereunder. The Committee will continue to monitor this tax law and evaluate whether any modifications should be made to the Corporation's compensation programs in future years.

COMPENSATION AND BENEFITS COMMITTEE
Joseph F. Abely, Jr., Chairman
David I. Margolis
John G. Medlin, Jr.
Nelson Schwab III

                            EXECUTIVE COMPENSATION


Summary Compensation Table

     The following Table sets forth information regarding the compensation of the Corporation's Chief Executive Officer and each of the Corporation's four most highly compensated senior executive officers (collectively, the "named executive officers") for services in all capacities to the Corporation in fiscal years 1997, 1996 and 1995.

                                                                  Long Term Compensation
                                                            -----------------------------------
                                                                     Awards           Payouts
                                                            ------------------------- ---------
                                                            Restricted   Securities
                                      Annual Compensation     Stock      Underlying     LTIP     All Other
                                     ----------------------  Award(s)     Options/     Payouts    Compen-
Name and Principal Position   Year    Salary($)   Bonus($)   ($)(1)       SARs(#)(2)   ($)(3)   sation($)(4)
----------------------------- ------ ----------- ---------- ------------ ------------ --------- -------------
George W. Henderson, III      1997    530,000      350,000         --           --    381,816        9,438
 President and Chief          1996    500,000      500,000         --      160,000    381,816        1,644
 Executive Officer            1995    475,002      605,000    455,625      100,000    509,088      240,392

Abraham B. Stenberg           1997    422,917      285,000         --           --    552,000        9,008
 Vice Chairman                1996    400,000      465,000         --      110,000    552,000        1,644
                              1995    385,002      500,000         --           --    736,000      351,725

Bernard A. Leventhal          1997    383,333       80,000         --           --    211,764        9,119
 Vice Chairman                1996    375,000      115,000         --       65,000    211,764        1,644
                              1995    367,500      150,000         --           --    282,353      351,725

Gary P. Welchman              1997    343,750      340,000         --           --    206,099        9,438
 Executive Vice President     1996    330,000      150,000         --       65,000    206,099        1,644
                              1995    322,500      125,000         --           --    274,799      129,059

John D. Englar                1997    263,750       95,000         --           --    152,727        9,500
 Senior Vice President,       1996    250,000      160,000         --       55,000    152,727        1,644
 Corporate Development        1995    247,500      210,000    101,250       40,000    203,636       86,672
   and Law

----------

(1) This column shows the market value (on the date of grant) of awards of shares of restricted stock under the 1992 Equity Incentive Plan. The aggregate number and value (inclusive of all amounts paid therefor by the grantee) of shares of restricted stock held by the named executive officers (including the awards shown in this column) at September 26, 1997 were as follows: Mr. Henderson, 45,000 shares ($641,250) and Mr. Englar, 10,000 shares ($142,500). Holders of restricted stock have the same right to receive dividends as other holders of Common Stock. The Corporation has not paid any dividends on its Common Stock.

(2)  The Corporation has not granted any SARs.

(3) The amounts shown in this column were paid upon achievement of specified aggregate performance goals for fiscal years 1993, 1994 and 1995 in connection with Performance Units awarded under the 1992 Equity Incentive Plan. These amounts were paid primarily in shares of Common Stock valued at the fair market value on the payment date.

(4) The amounts in this column for 1997 and 1996 are the value of shares of the Corporation's Common Stock allocated to the named executive officers' accounts under the ESOP ("ESOP Allocation"), valued on the respective allocation dates. The amounts in this column for 1995 are the value of the ESOP Allocation, valued on the allocation date, and the one-time payment on January 1, 1995 of deferred cash rights ("Deferred Cash Rights") awarded under the Corporation's 1990 Equity Incentive Plan, as follows: for Mr. Henderson, $1,841 for the ESOP Allocation and $238,551 for the Deferred Cash Rights; for Mr. Stenberg, $1,841 for the ESOP Allocation and $349,884 for the Deferred Cash Rights; for Mr. Leventhal, $1,841 for the ESOP Allocation and $349,884 for the Deferred Cash Rights; for Mr. Welchman, $1,841 for the ESOP Allocation and $127,218 for the Deferred Cash Rights; and for Mr. Englar, $1,841 for the ESOP Allocation and $84,831 for the Deferred Cash Rights.

Stock Options and Performance Units

     The following Table shows the number and value of stock options held by each of the named executive officers at the end of fiscal year 1997 (the value being the difference between the closing price of the Corporation's Common Stock on September 26, 1997 and the respective option exercise prices). The named executive officers did not exercise any stock options in fiscal year 1997. No stock options or SARs were granted to any of the named executive officers during fiscal year 1997.

                Aggregated Option Exercises in Fiscal Year 1997
                       and Fiscal Year-End Option Values

                                                       Number of Securities          Value of Unexercised
                             Shares                         Underlying                     In-the-
                            Acquired                    Unexercised Options            Money Options at
                               on                     at Fiscal Year-End (#)          Fiscal Year-End($)
                            Exercise     Value     ----------------------------- ----------------------------
           Name               (#)      Realized($) Exercisable   Unexercisable   Exercisable   Unexercisable
-------------------------- ---------- ------------ ------------- --------------- ------------- --------------
George W. Henderson, III       0           0         289,762        160,000       1,057,781       420,000
Abraham B. Stenberg            0           0         205,428        110,000         619,295       288,750
Bernard A. Leventhal           0           0         205,428         65,000         619,295       170,625
Gary P. Welchman               0           0         216,527         65,000         532,640       170,625
John D. Englar                 0           0         131,527         55,000         443,963       144,375

Retirement Plans

     Retirement System

     Each eligible employee, including the named executive officers, may elect to participate in the Corporation's "Retirement System", which is a defined-benefit plan qualified under the Internal Revenue Code. Both individual and Corporation contributions are made to the Retirement System. Employee contributions represent a fixed percentage of base salary, calculated at the rate of 1.5% or 3.0%, as the employee elects, of base salary up to $6,600 plus 3.0% of base salary in excess of $6,600 each plan year, subject to maximum participating earnings levels established by the Internal Revenue Service ("IRS").

     The Retirement System provides an annual benefit payable to an eligible member at age 65 equal to the greater of (a) the sum of (i) the number of years of continuous participation prior to October 1, 1984, multiplied by the sum of 0.75% of the first $12,000 of annual salary at September 30, 1984, plus 1.5% of the excess over $12,000, and (ii) one-half of the member's contributions after September 30, 1984, (b) one-half of the member's total contributions, or (c) an amount determined under applicable Federal law requiring a minimum return on a participant's personal contributions. This benefit represents a life annuity with a guaranteed minimum return of personal contributions and may, at the participant's election, be paid as a lump sum. Benefits are not subject to offset for Social Security benefits or other amounts. Contributions made by the Corporation to the Retirement System in respect of a specified person cannot readily be separately or individually calculated by the actuaries of the Retirement System.

     The credited years of service to date under the Retirement System for named executive officers are as follows: Mr. Henderson--18; Mr. Leventhal--37; Mr. Stenberg--37; Mr. Welchman--26; and Mr. Englar--12. Covered remuneration under the Retirement System for such individuals is the base salary amount described in the first paragraph of "--Employment Agreements" below, subject to limitations on amount imposed under Federal regulations. Estimated annual benefits payable upon retirement under the Retirement System at age 65 to the named executive officers (which benefits are fully vested), assuming no increase in present salary levels, would be: Mr. Henderson--$197,072; Mr. Leventhal--$117,927; Mr. Stenberg--$151,076; Mr. Welchman--$120,541; and Mr.
Englar--$92,098.

     Benefits provided under the Retirement System are subject to certain restrictions and limitations under the Code and applicable regulations promulgated thereunder, as in effect from time to time, and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Under a benefits equalization plan, the Corporation will pay to certain participants in the Retirement System upon retirement supplemental benefits equal to the reduction in such plan benefits mandated by maximum benefit and salary limitations established under the Code and ERISA. Such supplemental amounts are reflected in the individual annual benefits indicated in the next preceding paragraph.

     Supplemental Pre-Retirement/Post-Retirement Plan

     The named executive officers participate in the Supplemental Pre-Retirement and Post-Retirement Benefits Plan (the "Benefits Plan"). In the event of the death before retirement of a named executive officer prior to age 65, the Benefits Plan provides a pre-retirement survivor benefit of 120 monthly payments equal to (a) in the case of Messrs. Leventhal and Stenberg, one-half of the greater of (i) the monthly base salary on the January 1 occurring concurrently with or immediately preceding such person's death or (ii) the average of the monthly base salary on January 1 for each of the previous five years (such greater amount being referred to as the "Monthly Base Salary") and (b) in the case of Messrs. Henderson, Welchman and Englar, one-half of their Monthly Base Salary in the case of death prior to age 60, thereafter decreasing by 5% each year to 25% of Monthly Base Salary if death occurs at or after age 64. The Benefits Plan also provides a post-retirement benefit, payable over 10 years, equal in total to one and one-half times the greater of (a) final annual base salary as of the January 1 occurring concurrently with or immediately preceding retirement or (b) an average of annual base salary on January 1 for each of the five years preceding retirement (such greater amount being referred to as the "Annual Base Salary"). The Benefits Plan also provides a post-retirement death benefit equal to the named executive officer's Annual Base Salary. Prior to retirement, the named executive officer may elect to convert such post-retirement death benefit to a monthly payment over a ten-year period. Any payments in the future will depend upon the Annual Base Salary level of the named executive officer at that time and whether he meets all the terms and conditions of the Benefits Plan, including refraining from engaging in any activities materially competitive with the business of the Corporation.

     Each named executive officer who attains age 50 and completes 10 years of service with the Corporation (currently each of them other than Mr. Henderson) has a nonforfeitable right to receive benefits accrued under the post-retirement benefits portions of the Benefits Plan. Any named executive officer who begins to receive post-retirement payments before age 65 will have his payments reduced by a factor of 5% for each year remaining until he attains age 60 and reduced by a factor of 3% for each year remaining between age 61 and
65. Under the Benefits Plan, (a) the monthly pre-retirement survivor benefit (to be paid for 120 months) calculated assuming the death of the participant as of December 1, 1997, for Mr. Henderson would be $22,500, for Mr. Leventhal would be $16,042, for Mr. Stenberg would be $17,708, for Mr. Welchman would be $14,375, and for Mr. Englar would be $11,042; (b) the aggregate post-retirement benefits (payable over 10 years) calculated assuming retirement as of December 1, 1997, at current plan salary for Mr. Leventhal would be $933,625, for Mr. Stenberg would be $580,125, for Mr. Welchman would be $474,375, for Mr. Englar would be $139,125 and for Mr. Henderson would be $0; and (c) the post-retirement death benefit calculated assuming death of the participant as of December 1, 1997, for Messrs. Henderson, Leventhal and Welchman would be $0, for Mr. Stenberg would be $386,750 and for Mr. Englar would be $92,750.

Employment Agreements

     The Corporation has employment agreements with the named executive officers providing for periods of employment as follows: the agreements with Messrs. Leventhal and Stenberg through December 31, 1997; the agreement with Mr. Welchman through January 31, 1998; and the agreements with Messrs. Henderson and Englar through January 31, 2000. These agreements provide, among other things, for minimum annual salaried compensation as follows: Mr. Henderson--$540,000 per annum; Mr. Leventhal--$385,000 per annum; Mr. Stenberg--$425,000 per annum; Mr. Welchman--$345,000 per annum; and Mr. Englar--$265,000 per annum.

     The employment agreements with the named executive officers provide that in the event of a voluntary termination of employment for "good reason", an involuntary termination of employment "without cause", disability (as defined in the agreements) or the sale of a subsidiary or division of the Corporation with respect to which the executive is employed in which such executive is not offered reasonably comparable employment with such business or subsidiary or with the Corporation or its affiliates, such executive will receive a lump sum in cash equal to the present value of the salary that would have been payable over the "remaining term" of the agreement had such executive not been terminated plus the present value of the average of the prior three years' bonuses times the "remaining term" of the agreement. The "remaining term" of an agreement in the case of Messrs. Henderson and Englar means two years if termination occurs on or before January 31, 1998, or one year if it occurs after such date; and in the case of Messrs. Leventhal, Stenberg and Welchman means one year. Present value is to be computed by using the applicable Federal rate in effect at the time of computation as determined by the IRS for purposes of Section 1274(d) of the Code, and "good reason" means a material breach of an employment agreement involving the Corporation's failure to pay compensation due thereunder or a failure to be employed as a senior management employee of the Corporation. All the employment agreements provide that in the event of an involuntary termination for cause where such conduct is not found to be willful, the executive will receive a lump sum equal to the present value of the amount payable under the terms of the Corporation's payroll severance policy applicable to such employee.

     In connection with a review of the Corporation's employment agreements by the Compensation and Benefits Committee of the Board of Directors, the Committee authorized the Corporation to enter into new employment agreements with Messrs. Henderson, Stenberg, Welchman and Englar, effective January 1, 1998, providing, inter alia, for severance payments and payments in the event of termination after a change of control of the Corporation.

     Mr. Greenberg has a consulting agreement with the Corporation, expiring December 31, 1997, to provide consulting advice in the areas of his expertise at an annual retainer of $100,000, plus per diem consulting fees which may not exceed $100,000. The Board of Directors has approved a one-year renewal of such consulting agreement, effective January 1, 1998, under which Mr. Greenberg will receive per diem consulting fees which may not exceed $100,000.

Change of Control Arrangements

     The agreements which the Corporation has entered into with each of the named executive officers in connection with the Benefits Plan contain provisions under which such officer's rights to receive pre-retirement survivor benefits and post-retirement benefits automatically, upon the occurrence of a change of control of the Corporation, become fully vested, nonforfeitable and payable on normal payment dates at 100% of benefit level (without regard to reductions of benefits arising from early retirement). Such officers have also entered into agreements with the Corpo-ration in connection with the 1992 Equity Incentive Plan and the 1995 Equity Incentive Plan. Such agreements contain provisions under which such officers' awards of restricted stock, stock options and Performance Units will fully vest if their employment is terminated "without cause" or they voluntarily terminate their employment for "good reason", in each case within two years after the occurrence of a change of control of the Corporation.


                            STOCK PERFORMANCE GRAPH

     The following is a line graph presentation comparing the yearly percentage change in the cumulative total shareholder return on the Corporation's Common Stock with the cumulative total return on the Standard & Poor's 500 Stock Index and a peer group index for the period from October 2, 1992 to September 26, 1997 (assuming reinvestment of any dividends and an investment of $100 in each on October 2, 1992):

[start line chart]

                               10/2/92    10/1/93    9/30/94   9/29/95    9/27/96    9/26/97
 Burlington Industries, Inc.     $100.00    $116.00  $ 84.00     $101.00   $ 80.00  $114.00
 S&P 500                          100.00     115.09   118.67      153.96    184.97   260.16
 Peer Group                       100.00     106.81   100.69      103.11    108.63   147.40

[end line chart]

     This peer group consists of Burlington Industries, Inc., Cone Mills Corporation, Culp, Inc., Delta Woodside Industries, Inc., The Dixie Group, Inc., Dyersburg Corporation, Fab Industries, Inc., Forstmann & Company, Inc., Galey & Lord, Inc., Guilford Mills, Inc., Mohawk Industries, Inc., Springs Industries, Inc., Texfi Industries, Inc. and Unifi, Inc.

2. Selection of Independent Public Accountants

     The appointment of auditors is approved annually by the Board of Directors and subsequently submitted to the stockholders for ratification. In recommending the ratification by the stockholders of the appointment of Ernst & Young LLP, the Board of Directors is acting upon the recommendation of the Audit Committee, which is composed entirely of non-employee Directors and which has satisfied itself as to the firm's professional competence and standing. In making its recommendation, the Audit Committee has taken into consideration the audit scope and audit fees associated with such retention. A representative of Ernst & Young LLP will attend the 1998 Annual Meeting of Stockholders to answer appropriate questions and to make any statement that such representative may desire to make.

     The Board of Directors recommends a vote FOR Proposal 2, the approval of the selection of Ernst & Young LLP as independent public accountants to audit the books and accounts of the Corporation for the 1998 fiscal year, and your proxy will be so voted unless you specify otherwise.

3. Other Business

     Management of the Corporation is not aware of any other business which may be presented for action at the 1998 Annual Meeting. However, the enclosed Proxy confers discretionary authority with respect to matters that are not known to the Board at the date hereof and which may properly come before the meeting. It is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment on any such matter.

Vote Required for Approval

     Votes with respect to matters submitted to stockholders at the 1998 Annual Meeting will be tabulated and certified by a representative of The Corporation Trust Company, who will be appointed as an independent inspector of election. The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereat shall constitute a quorum for the transaction of business at the Annual Meeting. Treasury shares shall not be counted for quorum purposes and shall not be voted for any purpose at the Annual Meeting. Although abstentions and broker non-votes (matters subject to vote on validly submitted proxies for which no vote is indicated) are counted for purposes of determining whether a quorum is present at the Annual Meeting, they are not treated as votes cast on any matter as to which no voting instruction is indicated. The vote required to elect each Director is a plurality of the votes cast at the Meeting.

Proposals of Stockholders

     In order for proposals by stockholders to be considered for inclusion in the Proxy and the Proxy Statement for the 1999 Annual Meeting, such proposals must be received by the Secretary of the Corporation at P.O. Box 21207, Greensboro, North Carolina 27420 no later than August 18, 1998.

     The Corporation's Bylaws set forth certain procedures that stockholders must follow in order to nominate a director or present any other business at an Annual Meeting of Stockholders. In addition to any other applicable requirements, for business to be properly brought before the 1999 Annual Meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the anniversary date of the 1998 Annual Meeting, provided that if the 1999 Annual Meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder must be so received not later than the close of business on the tenth day following the day on which notice of the date of the 1999 Annual Meeting is mailed or public disclosure of the date of the 1999 Annual Meeting is made, whichever first occurs. The Bylaw provisions relating to advance notice of business to be transacted at Annual Meetings may be obtained from the Secretary of the Corporation.

Availability of Form 10-K

     The Corporation's Annual Report on Form 10-K with respect to the fiscal year ended September 27, 1997 is available without charge upon written request to Lynn L. Lane, Vice President, Treasurer and Investor Relations, Burlington Industries, Inc., P.O. Box 21207, Greensboro, North Carolina 27420. Such request must include a good faith representation that, as of December 8, 1997, the person making such request was a beneficial owner of shares of Common Stock.

     Stockholders are urged to specify choices on the enclosed Proxy and to date and return it in the enclosed envelope. Your prompt response will be appreciated.

                                      By Order of the Board of Directors,

                                      /s/ Barbara K. Eisenberg
                                      Barbara K. Eisenberg
                                      Vice President and Secretary

December 16, 1997

         [Burlington logo] BURLINGTON INDUSTRIES, INC.

                    Proxy for Annual Meeting of Stockholders
                                February 4, 1998

  The undersigned hereby (a) appoints Barbara K. Eisenberg and Robert A. Wicker, and each of them, proxies with full power of substitution, to vote the stock the undersigned is entitled to vote at the 1998 Annual Meeting of Stockholders of Burlington Industries, Inc. to be held at the offices of the Corporation, 3330 West Friendly Avenue, Greensboro, North Carolina, on February 4, 1998, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, as specified on the reverse side of this card on proposals 1 and 2, and in their discretion upon any other matters that may properly come before the meeting and any adjournment thereof, and (b) directs the Trustee of the Employee Stock Ownership Plan ("ESOP") to vote all of the shares allocated to the undersigned's ESOP account at such 1998 Annual Meeting of Stockholders, and at any adjournment thereof, as specified on the reverse side of this card on proposals 1 and 2 and in the Trustee's discretion upon any other matters that may properly come before the meeting and any adjournment thereof. If the Trustee does not receive the undersigned's voting instructions by 5:00 p.m. EST on February 3, 1998, the Trustee will not vote the shares allocated to the undersigned's ESOP account.

  This Proxy is solicited on behalf of the Board of Directors. This Proxy will be voted as provided on the reverse side. If not otherwise specified, this Proxy will be voted FOR each Director nominee and FOR Item 2.

                              PLEASE VOTE, SIGN AND DATE THIS PROXY ON
                              THE REVERSE SIDE AND RETURN IT IN THE
                              ENCLOSED ENVELOPE.

                              Thank you for your prompt response.

         The Board of Directors Recommends a Vote FOR Proposals 1 and 2

1. Election of Directors.
   Nominees: John G. Medlin, Jr. and Nelson Schwab III

  / / FOR all nominees   / / WITHHOLD AUTHORITY   / / FOR, except withhold vote
                             to vote for all          from the following
                             nominees                 nominee(s)_______________


2. Approval of the selection of Ernst & Young LLP as independent public accountants.

   / / FOR               / / AGAINST              / / ABSTAIN


I plan to attend the Annual Meeting of Stockholders on February 4, 1998.
   / / YES      / / NO

                               -----------------------------
                                         (Signature)

                               -----------------------------
                                         (Signature)


                               Dated:--------------------- , 199
                               IMPORTANT: Please sign exactly as name appears hereon and date your proxy in the blank space provided above. For joint accounts, each joint owner must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If signing for a corporation, indicate the capacity in which you are signing.